Exhibit 10 Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee –

•	an annual retainer of $42,250 for 2014 to be increased to $45,000 for 2015,
•	a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,
•	a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee,
•	a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee, and
•	a fee of half the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000. We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000. The annual retainer and the additional annual fees for the Lead Independent Director and the Committee Chairs are not prorated in the year that a director is appointed to the Board of Directors. We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs. We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our non-management directors, whether newly appointed or continuing his or her service, is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal. A newly appointed non-management director is eligible to receive the entire restricted stock unit award as long as he or she served on the Board of Directors during the year and the operating profit goal for that year is achieved. The operating profit goal for awards for our non-management directors is the same as the operating profit goal for awards to our Named Executive Officers.